Branden T. Burningham
                         ATTORNEY AT LAW
                  455 East 500 South, Suite 205
                    Salt Lake City, Utah 84111

ADMITTED IN UTAH AND CALIFORNIA         TELEPHONE: (801) 363-7411
                                        FACSIMILE:   (801) 355-7126

April 20, 2004

Maryse Mills-Apenteng
U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, NW
Washington, DC 20549


Re: Wizzard Software Corporation, a Colorado corporation (the "Company") Registration Statement on Form SB-2, filed March 8, 2004
     Commission File No. 333-113400


Dear Ms. Apenteng:

     As counsel to the Company, and pursuant to Comment No. 2 of the comment letter of Barbara C. Jacobs, dated April 9, 2004, I hereby request that the above-referenced registration statement be withdrawn, effective immediately.

                                                Sincerely yours,

                                                /s/ Branden T. Burningham

                                                Branden T. Burningham

cc: Wizzard Software Corporation